Exhibit 99.1

Coach, Inc. Announces Sale of Its Interest in 10 Hudson Yards

Company Enters into 20-Year Lease for the Headquarters Space

NEW YORK--(BUSINESS WIRE)--August 1, 2016--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today announced the sale-leaseback of its global headquarters at 10 Hudson Yards in New York City. The Company received a purchase price of approximately $707 million (net of $77 million due to the developer of Hudson Yards) before transaction costs of $26 million, resulting in a gain of about $30 million which will be amortized over 20 years. Coach has simultaneously entered into a 20-year lease for the headquarters space.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are very pleased to monetize our investment in Hudson Yards, where we were the first company to commit to the project and will be the largest tenant in the new building. We are bringing both our brands – Coach and Stuart Weitzman - together under one roof, in a modern work space, very much reflective of the Coach values and sensibility.”

“Coach has called New York City home since we were founded seventy-five years ago. We have long been part of this neighborhood and we are thrilled to be part of the new Hudson Yards development that is bringing opportunity, culture, and commerce to a great part of Manhattan. The overall design, the community integration with culture and the High Line as well as the modern amenities will continue to make Hudson Yards a sought-after destination.”

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this presentation may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations